SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ROBERT HALF INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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Robert Half International Inc.

Annual Meeting of Stockholders

May 23, 2018

SUPPLEMENTAL PROXY INFORMATION

Effective May 4, 2018, Robert Half International Inc. (the “Company”) entered into agreements with each of Harold M. Messmer Jr., M. Keith Waddell, Paul F. Gentzkow, Robert W. Glass, and Michael C. Buckley to amend retroactively the terms of the EPS-based performance condition attached to the long-term equity incentive awards granted to each of them in March 2018 as described below.

The number of shares subject to each award shall be determined based on the Company’s actual earnings per share during 2018 compared to the target earnings per share during 2018 as follows:

•	If the Company’s actual earnings per share for 2018 is less 50% of the target earnings per share, then all of the shares subject to each officer’s award shall be forfeited.

•	If the Company’s actual earnings per share for 2018 is greater than or equal to 50% but less than 100% of the target earnings per share, then the award for each officer shall be reduced by a percentage equal to the percentage by which the actual earnings per share falls short of the target earnings per share.

•	If the Company’s actual earnings per share for 2018 equals or exceeds the target earnings per share, then no modification shall be made to each officer’s award.

On May 4, 2018, the Compensation Committee of the Board of Directors also determined that future long-term equity incentive awards issued to the Company’s executive officers would be subject to the same minimum earnings per share threshold as the March 2018 awards, as described above.